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                                                                  EXHIBIT 11.1



                        AMERICAN COIN MERCHANDISING, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)



                                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                SEPTEMBER 30,
                                                                2000           1999           2000          1999
                                                             -----------   -----------    -----------   -----------
Net earnings (loss) ......................................   $   323,000   $ (4,961,000) $    630,000   $(4,906,000)
                                                             ===========   ============   ===========   ===========

Common shares outstanding at beginning of period .........     6,496,623      6,475,069     6,480,194     6,475,069

     Effect of shares issued during the period ...........            91             --         8,089            --
                                                             -----------   ------------   -----------   -----------

Basic and diluted weighted average common shares .........     6,496,714      6,475,069     6,488,283     6,475,069
                                                             ===========   ============   ===========   ===========

     Basic and diluted earnings (loss) per share .........   $      0.05   $      (0.77)  $      0.10   $     (0.76)
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